Exhibit 10.1

AMENDMENT NO. 1

TO

SEPARATION AGREEMENT OF TRUDY F. SULLIVAN

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of June 29, 2012, to the Separation Agreement dated December 4, 2011, (the “Separation Agreement”), by and between The Talbots, Inc., a Delaware corporation (the “Company”), and Trudy F. Sullivan (the “Executive”).

WHEREAS, the Executive is the President and Chief Executive Officer of the Company;

WHEREAS, the Executive is a party to an employment agreement with the Company, dated as of June 28, 2007, as amended (the “Employment Agreement”);

WHEREAS, pursuant to Section 1 of the Separation Agreement, the Executive’s employment with the Company will terminate on the date that the Company’s Board of Directors (the “Board”) appoints a successor President and Chief Executive Officer, or such earlier date as the Board shall determine, which in either case shall be no later than June 30, 2012; and

WHEREAS, the Company and the Executive have mutually agreed to amend Section 1 of the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Capitalized terms in this Amendment have the meanings defined in the Separation Agreement.

2. Section 1 of the Separation Agreement is amended by deleting Section 1 and inserting the following new Section 1:

“1. Cessation of Employment Relationship.

The employment of the Executive with the Company will terminate (i) on the date that is next following the “Merger Closing Date” (as such term is defined in that certain Agreement and Plan of Merger, dated as of May 30, 2012, as entered into by and among TLB Holdings, LLC, TLB Merger Sub, Inc. and The Talbots, Inc. (the “Merger Agreement”)), or (ii) in the event that the Merger Agreement terminates without the occurrence of the Merger Closing (as such term is defined in the Merger Agreement), on such date as the Board shall determine, which shall be no later than February 2, 2013 (such date, the “Termination Date”). From the date hereof until the Termination Date, the Executive shall continue to serve as the Company’s President and Chief Executive Officer. On the Termination Date, the Executive shall resign from all positions and directorships with the Company and any affiliate of the Company.”

3. It is the parties’ intent that the payments to be made to the Executive under the Separation Agreement will, to the full extent permitted, satisfy the requirements of the short-term deferral rule exemption under Treas. Reg. Sec. 1.409A-1(b)(4) and/or the separation pay plan exception under Treas. Reg. Sec. 1.409A-1(b)(9)(iii).

4. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which taken together will constitute one instrument.

5. This Amendment embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the matters provided for herein, provided, however, that the parties hereto agree that except as expressly modified by this Amendment, all terms and provisions of the Separation Agreement and the Employment Agreement and all the respective rights and obligations of the parties to the Separation Agreement and Employment Agreement shall continue unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

THE TALBOTS, INC.

/s/ Trudy F. Sullivan	/s/ Richard T. O’Connell, Jr.
TRUDY F. SULLIVAN	Name: Richard T. O’Connell, Jr.
Title: Executive Vice President
Dated: June 29, 2012
Dated: June 29, 2012

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